Exhibit 99.(p)(3)

INFRASTRUCTURE CAPITAL ADVISORS, LLC

CODE OF ETHICS

Introduction

High ethical standards are essential for the success of the Advisor and to maintain the confidence of clients and investors in the investment funds managed by the Advisor. The long-term business interests of the Advisor are best served by adherence to the principle that the interests of clients come first. Access Persons have a fiduciary duty to clients to act solely for the benefit of clients and investors. Each Access Person should put the interests of clients before his own personal interests and should act honestly and fairly in all respects in dealings with clients. All Access Persons should also comply with the federal securities laws. In recognition of the fiduciary duty of the Advisor to its clients and the desire of the Advisor to maintain high ethical standards, the Advisor has adopted the Code of Ethics containing provisions designed to prevent improper personal trading, to identify conflicts of interest, and to provide a means to resolve any actual or potential conflicts in favor of the clients of the Advisor.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment. If an Access Person has any doubt as to the propriety of any activity, he should consult the CCO, who is charged with the administration of the Code of Ethics. In addition, if an Access Person becomes aware of any activity that may be a violation of the Code of Ethics, he will promptly report the activity to the CCO. If the activity involves the CCO, the Access Person should promptly report it to the president.

Definitions

“Access Person” means any member, manager, officer, or employee of the Advisor or other person who provides advice on behalf of the Advisor and is subject to the supervision and control of the Advisor. The Advisor maintains a list of Access Persons.

“Advisor” means Infrastructure Capital Advisors, LLC.

“Beneficial Ownership” means having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject security. An Access Person is deemed to have Beneficial Ownership of any security held by any member of his immediate family sharing the same household or held by a corporation or partnership that he controls.

“CCO” means Samuel L. Caffrey-Agoglia.

“Reportable Security” means a security as defined in section 202(a)(18) of the Advisers Act and includes any derivative, commodities, options, or forward contracts relating thereto. The term does not include (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, (3) shares issued by money-market funds, (4) shares issued by registered open-end investment companies (such as mutual funds), and (5) shares issued by unit investment trusts that are invested in one or more open-end funds. Shares of exchange-traded products are Reportable Securities.

Application of Code of Ethics

The Code of Ethics applies to all personal accounts of each Access Person. A personal account includes (1) any personal securities account of an Access Person, including any joint or tenant-in-common securities account in which he is a participant, (2) any securities account of any spouse, domestic partner, minor child, or other family member of the Access Person sharing the same household, (3) any securities account over which the Access Person acts as trustee, executor, or custodian or has similar powers of attorney for the benefit of the Access Person or his spouse, domestic partner, minor child, or other family member sharing the same household, and (4) any other securities account of which the Access Person has Beneficial Ownership, directly or indirectly, such as an investment club, and over which he has direct or indirect influence or control.

Restrictions on Personal Investing Activities

General. Each Access Person is responsible for ensuring that a particular securities transaction being considered for his personal accounts is not subject to a restriction contained in the Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the Code of Ethics. An Access Person is required to hold a Reportable Security in his personal accounts for at least thirty days.

Preclearance of Transactions in Personal Accounts. An Access Person should obtain the prior approval of Jay Hatfield and the prior written approval of CCO before engaging in any transaction in his personal accounts in Reportable Securities, other than Reportable Securities issued by a company that is registered as an investment company under the Investment Company Act of 1940 and exchange-traded notes. The requirement for preapproval includes participation in an initial coin offering or other cryptocurrency trading. Approvals remain in effect through the end of the trading day. Notwithstanding the foregoing, a preclearance related to an initial public offering or a private placement is valid for thirty days, and no additional preclearance is necessary when scheduled capital calls are made in a private placement. In general, approval will be denied if a client of the Advisor has a long or short position in the Reportable Security or if the Advisor plans to purchase or sell the Reportable Security for a client on the same day or the next business day or if the Reportable Security is listed on the restricted list of the Advisor. An access person is expected to complete the preclearance form for transactions in personal accounts, attached as Attachment D.

Exceptions from Preclearance Provisions

The Code of Ethics excepts from the preclearance requirements for purchases or sales (1) that are nonvolitional on the part of the Access Person, such as purchases that are made pursuant to a merger, tender offer, or exercise of rights, (2) if the Advisor serves as the investment manager for the account in which the securities are held, (3) if the securities are held in accounts over which the Access Person has no direct or indirect control or influence, so long as the CCO is provided with a written representation to that effect, or (4) made pursuant to an automatic investment program. An automatic investment plan is a program, including a dividend reinvestment plan, in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. The restrictions and reporting obligations of the Code of Ethics continue to apply to any transaction exempted from preclearance.

Service on Boards of Directors; Other Business Activities

An Access Person may not serve as a director or in a similar position or as a member of a credit committee of any for-profit company unless the Access Person has received written approval from the CCO. Authorization will be based upon a determination that service is not inconsistent with the interest of any client of the Advisor. At the time that an Access Person initially reports his securities holdings, he will submit to the CCO a description of any for-profit business activities other than those of the Advisor in which the Access Person engages. Each Access Person will notify the CCO when his other for-profit business activities change. The CCO will notify the Chief Finical Officer of other business activities.

Gifts

An Access Person is prohibited from using his position at the Advisor to obtain an item of value from any person or company that does business with the Advisor. Access Persons are prohibited from accepting any gift of unreasonable excess value from any person or company that does business with the Advisor or a private investment fund managed by the Advisor. Any gift reasonably valued at over $250 should be reported to the CCO. Unsolicited business entertainment, including meals or tickets to cultural and sporting events, is not considered a gift so long as it is not so frequent or of such high value as to raise a question of impropriety and the person providing the entertainment is present at the event.

Management of Non-Advisor Accounts

Access Persons are prohibited from managing accounts or serving as trustees for third parties who are not family members of the Access Person or the clients of the Advisor, unless the CCO clears the arrangement in advance. The CCO may require the Access Person to report transactions for such accounts and may impose such conditions or restrictions as are warranted under the circumstances.

Reporting

Account Statements. Upon commencing employment, each Access Person will supply the CCO with the periodic statements relating to his personal accounts beginning with the calendar month most recently ended for which a statement for the relevant account was generated. The CCO will timely report all account statements to the Chief Financial Officer for review.

Report of Securities Holdings and Transactions. Each Access Person will, within ten days after commencing employment with the Advisor and within thirty days following the end of each calendar quarter thereafter, submit a report of securities holdings and transactions in the form attached as Attachment A. The report should be dated the day that the Access Person submits it and should contain information that is current, to the extent possible, as of a date no more than forty-five days prior to (1) for the initial report, the date on which the person became an Access Person or (2) for each subsequent report, the date on which it is submitted. The CCO will timely submit all securities holdings and transaction reports to the Chief Financial Officer for review.

Quarterly Transaction Report. Each Access Person will submit to the CCO a quarterly transaction report in the form attached as Attachment B with respect to any transaction that involves a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, if the transaction is effected outside of a securities account as to which the CCO is receiving account statements. An Access Person will submit any required quarterly transaction report no later than thirty days after the end of the calendar quarter in which the transaction occurred. A separate report is required for each transaction that is required to be reported. The CCO will timely submit all quarterly transaction reports to the Chief Financial Officer for review.

New Accounts. Each Access Person will notify the CCO no later than on his next report of personal securities holdings and transactions if he opens any new account in which any securities are held with a broker-dealer or bank or if he moves an existing account to a different broker-dealer or bank. The CCO will timely notify the Chief Financial Officer if he opens any new accounts.

Recordkeeping

The CCO will keep in an easily accessible place for at least five years the Code of Ethics, all periodic statements and reports of Access Persons, all preclearance forms, records of violations and actions taken as a result of violations, and acknowledgments and other memoranda relating to the administration of the Code of Ethics.

Oversight of Code of Ethics

Acknowledgment. The CCO will distribute the Code of Ethics to all Access Persons. The CCO will also distribute promptly all amendments to the Code of Ethics. All Access Persons are required annually to acknowledge their receipt of the Code of Ethics by signing the form of acknowledgment attached as Attachment C.

Review of Transactions. The transactions of each Access Person in his personal accounts will be reviewed on a regular basis by the CCO or his designee. Any transactions that are believed to be a violation of the Code of Ethics will be reported promptly to the CCO. The Chief Financial Officer will review the personal accounts of the CCO.

Sanctions. The CCO, with the advice of legal counsel if appropriate, will consider reports made to him and, upon determining that a violation of the Code of Ethics has occurred, may impose sanctions or remedial action as he deems appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits and suspension or termination of employment.

Authority to Exempt Transactions. The CCO has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of the Code of Ethics if the CCO determines that an exemption would not be against any interests of a client and would be in accordance with applicable law. The CCO will maintain a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

Confidentiality

All reports of personal securities transactions and any other information filed pursuant to the Code of Ethics will be treated as confidential to the extent permitted by law.